Exhibit 10.30

February 26, 2018
[NAME]
Re: Executive Severance Compensation Program
Dear [NAME]:
This "Participation Letter" confirms the agreement between you (the "Participant") and QEP Resources, Inc. (the "Company") regarding certain severance payments and benefits that will be paid to you in the event your employment with the Company is terminated in accordance with the provisions of this Participation Letter.
By signing below and returning this Participation Letter to Donna Page, Director, Compensation and Benefits, which must be done within 15 days of the date of this Participation Letter written above, you acknowledge and agree to all of the terms and conditions set forth herein and confirm that you irrevocably and voluntarily agree to those terms.
Subject to the foregoing, you and the Company (hereinafter referred to as the "parties") hereby agree as follows:
1)Severance Benefits. In the event the Participant’s employment with the Company is terminated by the Company without Cause (and other than due to the Participant’s death or Disability) or the Participant resigns the Participant’s employment for Good Reason, then, in either case, provided that (i) the Participant signs, within 45 days after the date of termination, and does not revoke a release of claims substantially in the form attached hereto as Exhibit A (the "Release"), (ii) returns to the Company all property belonging to the Company, (iii) until the applicable date(s) of payment complies with any and all confidentiality and other restrictive covenants to which the Participant is subject ("Restrictive Covenants") (provided that nothing herein shall be construed to limit the duration of any restrictive covenants), and (iv) promptly resigns from any position as an officer, director or fiduciary of any subsidiary or affiliate of the Company (and takes any action reasonably requested by the Company to effectuate such resignation), the Participant shall be entitled to receive the following severance payments and benefits (the "Severance Benefits"), which shall be in lieu of and not in addition to any other notice, severance, separation or other similar payments or entitlements under any other plan, program, arrangement or agreement of the Company or any of its affiliates or any applicable law:
a)The Participant shall receive a lump sum cash severance payment (the "Cash Severance") equal to [ ]1 times the sum of (i) the Participant’s annual base salary, plus (ii) the amount of the Participant’s annual target bonus award opportunity under the Company’s annual cash incentive plan, payable within 30 days after the date the Participant signs the Release, but in no event later than March 15 of the year following the year of termination.
b)The Participant shall receive a pro-rated amount of the Participant’s target bonus amount under the Company’s annual cash incentive plan for the year of termination, payable in cash within 30 days after the date the Participant signs the Release, but in no event later than March 15

 ____________________________
1 1.5 for all Participants other than the Chief Executive Officer and Chief Financial Officer; 2.5 for the Chief Executive Officer; and 2.0 for the Chief Financial Officer.

of the year following the year of termination. Such pro-rated target bonus payment will be based on the number of months the Participant was employed with the Company during the applicable year (rounded up to the nearest whole month).2
c)     All of the Participant’s outstanding equity and long-term incentive awards shall become fully vested, non-forfeitable and exercisable or payable, as applicable, as of the Participant’s date of termination of employment, provided that, for administrative convenience, the Company shall have a period of 30 days following the date the Participant signs the Release (but not later than March 15 of the year following the year of termination) to implement such vesting, exercisability and/or payment, as applicable, and the Participant’s outstanding stock options shall remain exercisable until the original expiration date of the options (subject to the general terms of the Company’s applicable equity or long-term incentive plan under which such options were granted), provided, however, that the vesting and payment of any "Performance Share Units" shall be based on (i) the actual level of performance in relation to the applicable performance measures, determined as of the last day of the month ended prior to the date of termination (the "PSU Measurement Date") and (ii) as applicable, the Company’s average closing Company stock price for the three month period ending on the PSU Measurement Date, provided, further, that to the extent the applicable performance level cannot be measured prior to the end of the applicable performance period, the payment of Participant’s Performance Share Units shall be based on the actual level of performance achievement at the end of the performance period and made at the regularly scheduled time under the applicable Performance Share Unit award agreement.
d)     The Participant shall receive a lump sum cash payment in an amount equal to twenty four (24) times the monthly premium payment amount required to continue the Participant’s (and, if applicable the Participant’s covered dependents’) medical, dental and vision coverage, as applicable, under the Company’s group healthcare plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), payable within 30 days after the date the Participant signs the Release, but in no event later than March 15 of the year following the year of termination.
e)     The Participant may use authorized outplacement services provided by the Company’s designated preferred outplacement provider for a period of up to twelve (12) months at no cost to the Participant.
f)     If, and only if, Participant has an accrued vested benefit under the QEP Resources, Inc. Retirement Plan (as amended from time to time and including successor plans, the "Retirement Plan") and/or the QEP Resources, Inc. Supplemental Executive Retirement Plan (as amended from time to time and including successor plans, the "SERP"), then Participant shall be entitled to an enhanced retirement benefit in an amount equal to the excess of (i) the benefit the Participant

 ____________________________
2 For the Chief Executive Officer and Chief Financial Officer, replace with the following provision: The Participant shall receive a pro-rated cash bonus payment under the Company’s annual cash incentive plan for the year of termination, determined at the end of the year and paid in a lump sum at the same time as the Company pays annual bonuses for such year to active Company officers. Such pro-rated cash bonus shall be determined by multiplying the cash bonus award the Participant would have received if the Participant had remained employed through the applicable date of payment by a fraction, the numerator of which is the number of months in the applicable year during which the Participant was employed (rounded up to the nearest whole month) and the denominator of which is 12.

would have accrued under the Retirement Plan and the SERP (if participating) as of the date of termination calculated as if (A) the Participant had been credited with two additional years of benefit service under the Retirement Plan and the SERP (if participating) as of the Date of Termination, and (B) the Participant’s compensation under the Retirement Plan and the SERP (if participating) for each additional year of such service had been equal to the Participant’s compensation for the last full Year prior to the date of termination, over (ii) the actual benefit accrued under the Retirement Plan and the SERP (if participating) as of the Date of Termination. Such enhanced retirement benefit shall be paid in a single lump sum within 30 days after the date the Participant signs the Release, but in no event later than March 15 of the year following the year of termination. The lump-sum payment shall be equal to (i) the present value of the applicable enhanced retirement benefit on the date of termination, calculated using the applicable mortality tables then being used by the Company for financial reporting purposes and an interest rate equal to 80 percent of the average of the IRS 30-year Treasury Securities Rates for the six-month period preceding the participant’s date of termination, plus (ii) interest on such amount, credited monthly from the date of termination through the date of payment (taking into account any delay required by Section 5.7(b)), using the appropriate 30-year Treasury bond rate quoted in the Wall Street Journal on the first business day of each month. The appropriate 30-year Treasury bond shall be the bond that has the closest maturity date (by month) preceding the month in which interest is to be credited.
2)     Definitions. For purposes of this Participation Letter, the following definitions shall apply:
a)"Cause" means the Participant’s: (i) conviction of a felony, or of a misdemeanor involving fraud, moral turpitude or dishonesty; (ii) gross neglect or willful and continued failure to perform substantially the Participant’s duties for the Company (other than any such failure resulting from incapacity due to physical or mental illness), which continues following written demand for substantial performance delivered to the Participant by the Company’s Board of Directors (the "Board") or the Chief Executive Officer of the Company and a reasonable opportunity to cure; (iii) violation of any Restrictive Covenants; (iv) willful failure to comply with Board directives or material Company policies, following written demand for compliance delivered to the Participant by the Board or the Chief Executive Officer of the Company and a reasonable opportunity to cure; or (v) the willful engaging by the Participant in fraud or misconduct that materially and adversely affects the Participant’s Employer or the Company. For purposes of this definition, no act or failure to act on the part of the Participant shall be considered "willful" unless it is done, or omitted to be done, by the Participant without reasonable belief that the Participant’s action or omission was in the best interests of the Company. The Company, acting through the Board, must notify the Participant in writing that the Participant’s employment is being terminated for "Cause". The notice shall include a list of the factual findings used to sustain the judgment that the Participant’s employment is being terminated for "Cause."
b)"Disability" means a condition resulting in the Participant’s receipt of payments for disability under the QEP Resources, Inc. Long-term Disability Plan or any plan providing similar long-term disability benefits sponsored by the Company or its affiliate.

c)     "Good Reason" means any of the following events or conditions that occur without the Participant’s written consent, and that remain in effect after notice has been provided by the Participant to the Company of such event or condition and the expiration of a 30 day cure period: (i) a material diminution in the Participant’s base salary, target bonus opportunity under the Company’s annual incentive plan, or target annual award opportunity under the Company’s long-term incentive compensation plans, it being understood that any such diminution that results in a reduction in total target annual compensation of 5% or more shall be deemed material; (ii) a material diminution in the Participant’s authority, duties, or responsibilities (which shall include a change in reporting structure that requires the Participant to report to a supervisor having materially less authority within the Company, it being understood that a mere change in the identity or role of the Participant’s supervisor shall not constitute Good Reason hereunder). For the avoidance of doubt, a diminution in the Participant’s authority, duties or responsibilities arising as a sole result of the divestiture of assets shall not constitute Good Reason hereunder; or (iii) a material change in the geographic location at which the Participant is required to perform services. The Participant’s notification to the Company must be in writing and must occur within a reasonable period of time, not to exceed 60 days, following the date the Participant knew or should have known of the existence of the relevant event or condition.
3)     Entire Agreement. This Participation Letter represents the entire agreement between you and the Company with respect to the subject matter herein and it supersedes any other promises, warranties or representations with regard to this subject matter. However, for the avoidance of doubt, this Participation Letter does not supersede the QEP Resources, Inc. Executive Severance Compensation Plan - CIC (the "CIC Plan").
4)     Expiration. This letter and your right to receive the Severance Benefits will expire and terminate, and be of no further force or effect, on September 30, 2020. In addition, in the event a Change in Control (as defined in the CIC Plan) occurs, you will no longer be eligible to receive the Severance Benefits under this Participation Letter and will instead be eligible to receive Separation Benefits (as defined in the CIC Plan) under the CIC Plan.
5)     Section 409A. The intent of the parties is that the payments and benefits under this Participation Letter comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively, "Section 409A") and, accordingly, to the maximum extent permitted, this Participation Letter shall be interpreted to be in compliance therewith. Notwithstanding anything in this Participation Letter to the contrary, any compensation or benefits payable under this Participation Letter that is considered nonqualified deferred compensation under Section 409A and is designated under this Participation Letter as payable upon Participant’s termination of employment shall be payable only upon Participant’s "separation from service" with the Company within the meaning of Section 409A (a "Separation from Service"). In addition, notwithstanding anything in this Participation Letter to the contrary, if Participant is deemed by the Company at the time of Participant’s Separation from Service to be a "specified employee" for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which Participant is entitled under this Participation Letter is required in order to avoid a prohibited distribution under Section 409A, such portion of Participant’s benefits shall not be provided to Participant prior to the earlier of (i) the expiration of the six-month period measured from the date of Participant’s Separation from Service with the Company or (ii) the date of Participant’s death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Participant (or Participant’s estate or beneficiaries), and any remaining payments due to Participant under this Participation Letter shall be paid as otherwise provided herein.
6)     Governing Law; Arbitration. The validity, interpretation, construction and performance of this Participation Letter shall in all respects be governed by the laws of Colorado without reference to principles of conflict of law, except to the extent pre-empted by Federal law. The parties agree that any controversy, claim or dispute arising out of or relating to this Participation Letter that the parties cannot resolve through negotiation shall be settled solely and exclusively by a binding arbitration process administered by the American Arbitration Association ("AAA") in Denver Colorado. Such arbitration shall be conducted in accordance with the AAA’s then-existing Employment Arbitration Rules. Each party shall bear its own attorney’s fees and expenses and one-half of the fees and expenses of the arbitration; provided, that the arbitrator shall have the authority to apportion the costs of arbitration and to render an award including reasonable attorneys’ fees, as and to the extent the arbitrator deems appropriate under the circumstances. The arbitrator’s decisions and awards will be rendered in a reasoned written opinion, and the parties agree to abide by all such decisions and awards. Such decisions and awards rendered by the arbitrator shall be final and conclusive and may be entered in any court having jurisdiction.
7)     Divestiture. Notwithstanding any provision herein to the contrary, in the event of a divestiture or other similar transaction (a "Divestiture") pursuant to which the Company sells any line of business or material assets to a third-party buyer ("Buyer") and in connection with such Divestiture, (i) the Buyer offers to employ the Participant in a comparable role or position and (ii) the Participant accepts such offer of employment and/or commences employment with the Buyer following the closing of the Divestiture, then the Participant will not be entitled to receive the Severance Benefits described in Section 1(a), (d) or (e) of this Participation Letter if the Participant’s employment with the Company terminates in connection with such Divestiture.
8)     Miscellaneous. All payments to the Participant in accordance with the provisions of the Plan shall be subject to applicable withholding of local, state, Federal and foreign taxes, as determined in the sole discretion of the Company. Except as expressly set forth herein, your employment relationship with the Company remains at will, meaning that either you or the Company may terminate your employment at any time, with or without cause or advance notice. Nothing in this letter is intended to or should be construed to contradict, modify or alter your employment relationship with the Company. The Company’s obligation to make the payments provided for under this Participation Letter and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against a Participant. By accepting this letter, you hereby agree that this letter may only be amended or modified by a written instrument signed by you and a duly authorized representative of the Company. This Participation Letter shall bind any successor of the Company, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation, separation or otherwise), in the same manner and to the same extent that the Company would be obligated under this Participation Letter if no succession had taken place.

Thank you for your hard work and contributions to the Company.

QEP RESOURCES, INC.

By:
[NAME]
[TITLE]

ACCEPTED AND AGREED TO this ____ day of February 2018.

By:
[NAME]

EXHIBIT A
Form of Release of Claims
[The language in this Release may change based on legal developments and evolving best practices; this form is provided as an example of what will be included in the final Release document.]
This General Release of Claims ("Release") is entered into as of this _____ day of ________, ____, between ________ ("Executive"), and [_______________], a [______] corporation (the "Company") (collectively referred to herein as the "Parties").
WHEREAS, Executive and the Company are parties to that certain Participation Letter dated as of __________, ____ (the "Agreement");
WHEREAS, the Parties agree that Executive is entitled to certain severance benefits under the Agreement, subject to Executive’s execution of this Release; and
WHEREAS, the Company and Executive now wish to fully and finally resolve all matters between them.
NOW, THEREFORE, in consideration of, and subject to, the severance benefits payable to Executive pursuant to the Agreement, the adequacy of which is hereby acknowledged by Executive, and which Executive acknowledges that he or she would not otherwise be entitled to receive, Executive and the Company hereby agree as follows:
1.    General Release of Claims by Executive.
(a)    Executive, on behalf of himself or herself and his or her executors, heirs, administrators, representatives and assigns, hereby agrees to release and forever discharge the Company and all predecessors, successors and their respective parent corporations, affiliates, related, and/or subsidiary entities, and all of their past and present investors, directors, shareholders, officers, general or limited partners, employees, attorneys, creditors, agents and representatives, and the employee benefit plans in which Executive is or has been a participant by virtue of his or her employment with or service to the Company (collectively, the "Company Releasees"), from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected (collectively, "Claims"), which Executive has or may have had against such entities based on any events or circumstances arising or occurring on or prior to the date hereof, arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever Executive’s employment by or service to the Company or the termination thereof, including any and all claims arising under federal, state, or local laws relating to employment, including without limitation claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, or liability in tort, and claims of any kind that may be brought in any court or administrative agency including, without limitation, claims under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000, et seq.; the Americans with Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; the Civil Rights Act of 1866, and the Civil Rights Act of 1991; 42 U.S.C. Section 1981, et seq.; the Age Discrimination in Employment Act, as amended, 29 U.S.C. Section 621, et seq. (the "ADEA"); the Equal Pay Act, as amended, 29 U.S.C. Section 206(d); regulations of the Office of Federal Contract Compliance, 41 C.F.R. Section 60, et seq.; the Family and Medical Leave Act, as amended,

29 U.S.C. § 2601 et seq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; and any similar state or local law.
Notwithstanding the generality of the foregoing, Executive does not release the following:
(i)    Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;
(ii)    Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;
(iii)    Claims pursuant to the terms and conditions of the federal law known as COBRA;
(iv)    Claims for indemnity under the bylaws of the Company or its affiliates, as provided for by law or under any applicable insurance policy with respect to Executive’s liability as an employee, director or officer of the Company pursuant to which Executive is covered as of the effective date of Executive’s termination of employment with the Company and its subsidiaries;
(v)    Claims based on any right Executive may have to enforce the Company’s executory obligations under the Agreement;
(vi)    Claims Executive may have to vested or earned compensation and benefits; and
(vii)    Any rights that cannot be released as a matter of applicable law, but only to the extent such rights may not be released under such applicable law.
(b)    Executive acknowledges that this Release was presented to him or her on the date indicated above and that Executive is entitled to have [twenty-one (21)/forty-five (45)] days’ time in which to consider it. Executive further acknowledges that the Company has advised him or her that he or she is waiving his or her rights under the ADEA, and that Executive should consult with an attorney of his or her choice before signing this Release, and Executive has had sufficient time to consider the terms of this Release. Executive represents and acknowledges that if Executive executes this Release before [twenty-one (21)/forty-five (45)] days have elapsed, Executive does so knowingly, voluntarily, and upon the advice and with the approval of Executive’s legal counsel (if any), and that Executive voluntarily waives any remaining consideration period.
(c)     Executive understands that after executing this Release, Executive has the right to revoke it within seven (7) days after his or her execution of it. Executive understands that this Release will not become effective and enforceable unless the seven (7) day revocation period passes and Executive does not revoke the Release in writing. Executive understands that this Release may not be revoked after the seven (7) day revocation period has passed. Executive also understands that any revocation of this Release must be made in writing and delivered to the Company at its principal place of business within the seven (7) day period.
(d)     Executive understands that this Release shall become effective, irrevocable, and binding upon Executive on the eighth (8th) day after his or her execution of it, so long as Executive has not revoked it within the time period and in the manner specified in clause (c) above.
2.    No Assignment. Executive represents and warrants to the Company Releasees that there has been no assignment or other transfer of any interest in any Claim that Executive may have against the

Company Releasees. Executive agrees to indemnify and hold harmless the Company Releasees from any liability, claims, demands, damages, costs, expenses and attorneys’ fees incurred as a result of any such assignment or transfer from Executive.
3.    Restrictive Covenants.
(a)    Confidential Records and Information.    Executive agrees that Executive will not, unless required or otherwise permitted by law, disclose or divulge to any other person or entity, directly or indirectly, any confidential records or information regarding the Company, including but not limited to the following: (i) practices, policies and or procedures; (ii) trade secrets; (iii) customer names; (iv) any information regarding existing or prospective future business, planning, or development; (v) contracts or proposed contracts; (vi) financial information; (vii) staffing or personnel utilization; (viii) salary or wage levels; (ix) privileged communications; and (x) other information deemed confidential or proprietary not herein listed. Executive covenants that he has returned to the Company, its computers (including data stored thereon) and peripherals, Company credit and fuel cards, and keys. Executive may retain incidental materials he currently has in his possession, or which may be stored incidentally in electronic formats (for example, emails, correspondence, draft documents, copies of various materials accumulated while employed), provided he has not systematically and intentionally acquired any such materials in preparation for Executive’s termination of employment. Executive represents and warrants that in the event he has any Company work related materials, he has no intention of utilizing said materials, nor of disclosing same to any other person or entity.

(b)    Non-solicitation. For a period of twelve (12) months after the date of Executive’s termination of employment, Executive agrees not to induce, attempt to induce or solicit any employee of the Company to leave the employ of the Company or any of its related entities, or hire any such employee in any business or other capacity. Notwithstanding the foregoing, if any employee of the Company initiates contact with Employee as a result of a publically advertised position for purposes of obtaining employment with Executive or Executive’s place of business, such action shall not constitute a breach of this Section 3(b).

4.    Severability. In the event any provision of this Release is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the Parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.
5.    Interpretation; Construction. The headings set forth in this Release are for convenience only and shall not be used in interpreting this agreement. This Release has been drafted by legal counsel representing the Company, but Executive has participated in the negotiation of its terms. Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Release and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Release. Either party’s failure to enforce any provision of this Release shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Release.
6.    Governing Law; Arbitration. This Release will be governed by and construed in accordance with the laws of the United States of America and the State of Colorado applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles thereof. The parties agree that any controversy, claim or dispute arising out of or relating to this Agreement that the parties cannot resolve through negotiation shall be settled solely and exclusively by a binding arbitration process administered by the American Arbitration Association ("AAA") in Denver Colorado. Such arbitration shall be conducted in accordance with the AAA’s then-existing Employment Arbitration Rules. Each party shall bear its own attorney’s fees and expenses and one-half of the fees and expenses of the arbitration; provided, that the arbitrator shall have the authority to apportion the costs of arbitration and to render an award including reasonable attorneys’ fees, as and to the extent the arbitrator deems appropriate under the circumstances. The arbitrator’s decisions and awards will be rendered in a reasoned written opinion, and the parties agree to abide by all such decisions and awards. Such decisions and awards rendered by the arbitrator shall be final and conclusive and may be entered in any court having jurisdiction.
7.    Entire Agreement. This Release and the Agreement constitute the entire agreement of the Parties in respect of the subject matter contained herein and therein and supersede all prior or simultaneous representations, discussions, negotiations and agreements, whether written or oral. This Release may be amended or modified only with the written consent of Executive and an authorized representative of the Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.
8.    Counterparts. This Release may be executed in multiple counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, and intending to be legally bound, the Parties have executed the foregoing Release as of the date first written above.

EXECUTIVE		[ ]
By:
Print Name:	Print Name:
Title: